Exhibit 99.14(gg)

Code of Ethics

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Code of Ethics

Version Control
Version	Date:	Author:	Approved by:	Detail of Change
V.1	August 2016	Compliance	Paul Larché	Creation
V.2	Sept 2020	Compliance		SEC updates
V.3	Feb 2021	Compliance	HK	PAD policy updates and inclusion
V.4	June 2021	Compliance	HK	PAD policy updates
V.5	Sept 2021	Compliance	HK	Minor clarifications

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Contents

Contents	2

1.	Introduction	3

2.	Application	3

3.	Insider Trading	4

4.	Restrictions on Personal Account Dealing (‘PAD’ or ‘PA dealing’) and Holdings Disclosure	4

5.	Periodic Holdings Disclosures	5

6.	Protection of MNPPSI	6

7.	US Political Contirbutions	6

8.	Annual Certification of Compliance	6

9.	Sanctions	7

10.	Exceptions	7

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1.	Introduction

1.1.	The RWC Code of Ethics (the ‘Code’) is based on fundamental principles that RWC must put client interests first. RWC has fiduciary responsibilities to its client, including the private funds (collectively the ‘clients’) for which it serves as investment adviser. Among RWC’s fiduciary responsibilities is the responsibility to ensure that its staff conduct their personal account dealing in a manner which does not interfere or appear to interfere with any client transactions or otherwise take unfair advantage of their relationship to clients as well as comply with all applicable laws. All staff must adhere to these fundamental principles as well as comply with the specific provisions set forth herein.

1.2.	The Code of Ethics (the ‘Code’) is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (‘Advisers Act’) and Rule 17j-1 of the Investment Company act of 1940Additoinally, the Code complies with the rules of other regulatory authorities that regulate RWC, including the Financial Conduct Authority (“FCA”), the Monetary Authority of Singapore (“MAS”), and any other applicable US securities laws.

1.3.	The Advisers Act makes it unlawful for investment advisers to engage in fraudulent personal securities transactions (commonly referred to within RWC as ‘personal account dealing’).

1.4.	Rule 204A-1 (the ‘Rule’) under the Advisers Act requires an investment adviser covered by the Rule to adopt a Code that contains provisions reasonably necessary to prevent it and its Access Persons from engaging in conduct prohibited by the principles of the Rule.

-	The Rule also requires that reasonable diligence be used and procedures instituted which help prevent violations of the Code 1.5 RWC will provide the Code and any amendments to staff and obtain written acknowledgment of receipt. RWC to provide Code, and any amendments, to staff and obtain written acknowledgement of receipt requiring staff to comply with applicable US Federal securities laws

1.5.

2.	Application

2.1.	This Code is applied to the following RWC entities (collectively referred to as the ‘Firm’ or ‘RWC’). It is reviewed and restated on an at least annual basis.

2.1.a. RWC Partners Limited

2.1.b. RWC Asset Management LLP

2.1.c. RWC Asset Advisors (US) LLC

2.1.d. RWC Singapore (PTE) Limited

2.2.	This Code applies to all RWC Access Persons (“staff”), (including Directors, Partners, employees, on-site full time contractors or temps) and their Relevant Persons. For the remainder of this policy, this group of people are referred to as “you” or “your”.

2.3.	Relevant Persons includes:

2.3.a. Partners and spouses;

2.3.b. Dependants;

2.3.c. Relatives living in the same household;

2.3.d. Any other person whose relationship with you or the Relevant Person means that either of you has a direct or indirect interest in the outcome of the trade

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2.3.e. Anyone else you or your Relevant Persons advise, control, influence or assist in managing investments or with investment decisions or considerations regardless of whether this in an informal or formal capacity

2.4.	Whilst this Code is adopted pursuant to U.S. securities’ law, it is expected that all RWC staff irrespective of their location or the RWC entity with which they are contracted observe the principles and rules the Code details herein.

2.5 If you are unsure how or if these obligations apply to you, please contact compliance@rwcpartners.com who can advise you accordingly. It is ultimately your responsibility to seek further guidance or clarity from Compliance

3.	Insider Trading

3.1.	All staff are subject to RWC’s Policy regarding the misuse of material non-public information (the ‘Market Conduct Policy’), which is considered an integral part of this Code.

3.2.	The Market Conduct Policy prohibits staff from buying or selling any security while in the possession of material non-public price sensitive information (‘MNPPSI’).

3.3.	The policy also prohibits staff from communicating to third parties any MNPPSI about any security or issuer of securities.

3.4.	Additionally, no member of staff may use inside information about RWC’s activities to benefit clients or gain personal benefit.

3.5.	Any violation of the Market Conduct Policy may result in sanctions which could include termination of employment with RWC.

4.	Restrictions on Personal Account Dealing (‘PAD’ or ‘PA dealing’) and Holdings Disclosure

4.1.	To reiterate, this Code should be read in conjunction with the RWC PAD Policy, see Appendix 1.

4.2.	It is the responsibility of every member of staff to ensure that a particular personal account deal being considered is not subject to a restriction contained in this Code, by any other RWC policy or procedure, or otherwise prohibited by any applicable laws.

4.3.	PAD may be carried out only in accordance with the provisions of this Code and the RWC PAD Policy.Pre clearance is required for any PAD unless exempt under the PAD policy in Appendix 1

4.4.	For the avoidance of doubt, staff members are strictly prohibited from PA dealing in the issuers or securities included on the RWC Restricted List.

4.5.	Issuers on the Restricted List include the issuers of securities that RWC has come into or may have come into contact with MNPPSI.

4.6.	In the event you own a security of an issuer prior to that issuer being added to the Restricted List, you may not PA deal in the issuer until it is no longer on the Restricted List.

4.7.	Staff members associated directly with the activist strategies are prohibited from PA dealing in the same positions as the funds they manage. In the event that a member of the constructive activist team owns a security prior to employment at RWC, and such security is held in an activist fund, the team member will not be allowed to trade in the position at all until such time that the constructive activist fund has exited the position.

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4.8.	You must obtain prior approval from Compliance before dealing in Relevant Holdings for yours or your Relevant Persons’ personal account UNLESS:

4.8.a. the PA deal is effected pursuant to an automatic investment plan;

4.8.b. you have no direct or indirect influence over the account transacting the securities; or

4.8.c. the PA deal is effected under a discretionary portfolio management services where there is no prior communication to the manager

4.8.d. the security is categorised in the PAD Policy as permissible without approval from Compliance

4.9.	For instructions on how to seek approval, and for a comprehensive list Relevant Holdings (those securities that do and do not require Compliance pre-approval), please refer to the PAD Policy.

5.	Periodic Holdings Disclosures[1]

5.1.	As noted above , the requirements outlined in this section will apply to all personal account dealing in accounts in your name, and in the name of your partner, dependents, and anyone else whom you advise, control, influence, or assist in managing investments or with the investment decision or considerations regardless of whether this is in an informal or formal capacity.

5.2.	All staff members are required to provide the following disclosures:

5.2.a. Initial Holdings Report: within 10 days of joining the Firm the employee must file an initial holdings report containing the following information:

5.2.a.1.          The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a Relevant Person;

5.2.a.2.          The name of any broker, dealer or bank, account name, number and location with whom the Relevant Person maintained an account in which any securities were held for the direct or indirect benefit of the relevant person; and

5.2.a.3.          The date that the report is submitted by the employee and/or on behalf of anyRelevantPersons.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a relevant person.

5.2.b. Quarterly Holdings Report: Every employee must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report for every reportable transaction containing the following information:

5.2.b.1.          The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

5.2.b.2.           The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

5.2.b.3.           The price of the reportable security at which the transaction was effected;

5.2.b.4.          The name of the broker, dealer or bank with or through whom the transaction was effected; and the date the report is submitted by the supervised person.

1 All Holding Disclosures need to be made through the My Compliance Office (MCO) system. MCO requires all the requisite information needed to comply with the Code of Ethics requirements in this section.

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5.2.c. Annual Holdings Report: Every employee shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

6.	Protection of MNPPSI

6.1.	In addition to other provisions of the Code and the RWC Compliance Manual, all staff members should be mindful of RWC’s duty to safeguard material, non-public information about securities and/or investment recommendations provide to (or made on behalf of) its clients.

6.2.	Staff should refer to and comply with the RWC Market Conduct Policy to ensure MNPPSI is treated appropriately.

6.3.	If there are any questions about the sharing of MNPPSI about securities and/or investment recommendations made by RWC, please contact compliance@rwcpartners.com.

7.	US Political Contributions

7.1   The SEC “pay to play rule”, (206(4)-5) prohibits SEC registered investment advisers from providing advisory services for compensation to government clients for a two-year period after the adviser or certain of its executives make a contribution to a public official or candidate for such office.

7.2   To prevent RWC from being excluded from managing money for US public bodies, it is important that any employees do not make any US political donations to a public official or candidate for such office in excess of $150 which represents the de minimis amount for the rule.

7.3   Therefore, all Investment and Distribution employees must obtain approval from The Chief Compliance Officer prior to making any US political contributions to a public official or candidate for such office.

7.4   Compliance will also require a quarterly attestation regarding the number and value of any such US political donations.

7.5  Please refer to the RWC Political Contributions, Charitable Donations, and Public Office Policy for additional details

8.	Annual Certification of Compliance

8.1.	You will be asked to certify annually that:

8.1.a. You have read and understood and agree to abide by this Code;

8.1.b. You have complied with all the requirements of this Code

8.1.c. You have reported all personal account deals required to be reported under this Code

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9.	Sanctions

9.1.	Potential violations of this Code of Ethics must be brought to the attention of the CCO. Potential violations are investigated and, if appropriate, sanctions imposed.

9.2.	Upon completion of the investigation, if necessary, the matter may also be reviewed by the CCO in conjunction with one or more of the individual’s direct line manager, relevant ExCo member / Investment Team head to determine the materiality of the breach and whether any further sanctions should be imposed.

9.3.	A breach of the Code of Ethics may result in one or more sanctions proportional to the severity of the breach (as determined in accordance with 9.2 above) and may include (but not limited to) an informal warning, a requirement to reverse a trade, formal warning, ban on PA dealing, impact on an individual’s remuneration / profit share, report to a relevant regulator / authority and in the most severe cases dismissal.

10.	Exceptions

10.1.	An exception to any of the policies, restrictions, or requirements set forth herein may be granted only if you are able to demonstrate that you would suffer extreme hardship should an exception not be granted. Exceptions would also have to demonstrate that the action take remains within the spirit of the Code and that no conflict of interest arises and no client will be disadvantaged by this action.Changes to your investment objectives, tax strategies, or a special new investment opportunity will not constitute acceptable reason for an exception.

10.2.	For the avoidance of doubt, under no circumstances will you be permitted to trade in a security on the Restricted List.

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Appendix 1 – PAD Policy

1.	Introduction

1.1.	Our regulators attach significant importance to the systems and controls we have in place to identify, mitigate and detect market abuse risks. Part of these expectations are that we have robust controls around PAD given the likelihood of market sensitive information we handle.

1.2.	As such, it is vitally important that every staff member is aware of, and follows, the requirements of the policy.

1.3.	The Firm’s policy on PAD is intended to help prevent perceived, potential or actual conflicts of interests that can arise from such activity between the staff, the Firm, and its clients.

1.4.	RWC actively discourages frequent, excessive, or short term PAD or any other activity that may present a conflict of interest. This is for a number of reasons but primarily:

1.4.a.  It may potentially bring the individual’s personal position into conflict with the Firm or its clients;

1.4.b.  It can detract from the individual’s attention to their and the firm’s duties and responsibilities to clients and the job at hand;

1.5.	However, RWC recognises that staff may need to manage their assets and long term investment needs. Therefore PAD is permitted within the prescribed limits in this policy which is designed to ensure RWC and its staff continue to meet their regulatory, legal and fiduciary obligations, including putting clients’ interest first.

1.6.	In addition to PAD, this policy also requires staff to disclose details of investments held by them and other Relevant Persons, as required by regulations.

1.7.	You are expected to promptly inform Compliance as soon as you are aware of any failure to adhere to this policy and its principles and procedures. Compliance reviews and deals with breaches of this policy on a case by case basis. Breaches of the Firm’s policies and procedures can result in disciplinary action which may be grounds for summary dismissal.

1.8.	RWC has implemented the My Compliance Office (MCO) system to assist employees with compliance with PAD requirements.

2.	Application

2.1.	This policy forms part of the RWC Compliance Manual for:

2.1.a.  RWC Partners Limited

2.1.b.  RWC Asset Management LLP

2.1.c.  RWC Asset Advisors (US) LLC

2.1.d.  RWC Singapore (PTE) Limited

2.2.	The policy applies to all RWC staff (including directors[2], partners, employees, on-site full-time contractors/temps) and their “Relevant Persons”. For the remainder of this policy, this group of people are referred to as “you” or “your”.

2.3.	Relevant Persons includes:

2 For non-executive directors the scope of the Policy that applies is limited to: pre-approval for trading in any RWC fund and compliance with applicable regulatory conduct standards.

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2.3.a.  Partners and spouses;

2.3.b.  Dependants;

2.3.c.  Relatives living in the same household;

2.3.d.	Any other person whose relationship with you or the Relevant Person means that either of you has a direct or indirect interest in the outcome of the trade

2.3.e.	Anyone else you or your Relevant Persons advise, control, influence or assist in managing investments or with investment decisions or considerations regardless of whether this in an informal or formal capacity

2.4.	If you are unsure how or if these obligations apply to you, please contact compliance@rwcpartners.com who can advise you accordingly. It is ultimately your responsibility to seek further guidance or clarity from Compliance.

3.	Periodic Disclosures

3.1.	All PAD disclosures are required to be made through the MCO system. Please note that if your brokerage firm has a direct feed into MCO, all of your holdings will prepopulate. Therefore, you will not be required to manually upload any documentation to the system once you have successfully linked your account. If a staff member is not on a direct feed then the disclosure will need to be undertaken manually

3.2.	An Initial Holdings Disclosure includes:

3.2.a.	Within 10 days of joining the Firm, you are required to advise and disclose to Compliance details of any investments you hold – an Initial Holdings Disclosure.

3.2.b.	Details of any brokerage / pension accounts (or similar) which you maintain or are the beneficiary of, including the holdings and a recent copy of the account statement (no more than 45 days old);

3.2.c.	Details of any discretionary managed accounts, trusts or similar which you maintain and/ or where you are the beneficiary; and

3.2.d.	Details of any other investments that may be held outside an account structure (e.g. bearer certificates, private investments, etc.) Please refer to the table in Section 8 for details on which asset types are reportable.

3.2.e.	For accounts where the employee does not have trading discretion, only disclosure of account name, account number and name of financial institution where it is held is required to be disclosed.

3.3.	This signed disclosure is required regardless of whether you have any investment holdings or not (i.e. you can make a nil report).

3.4.	Annual Holding Disclosure

3.4.a.	In addition to the Initial Holdings Disclosure, you are also required to complete these disclosures annually. You will receive an email from Compliance the week before the year end as a reminder that they are due and you will be required to submit it within 30 days of year end.

3.4.b.	This signed disclosure is required regardless of whether you have any investment holdings or not (i.e. you can make a nil report).

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3.5.     3.6   Quarterly Holdings Disclosure

3.5.a.  On a quarterly basis you are required to submit transaction reports.

3.5.b.	You will receive an email from Compliance the week before the quarter end as a reminder and you will be required to submit it no later than 30 days after the quarter end.

4.	Approval Process

4.1.	Approval is required for many types of transactions, but not all. Please refer to section 5 for details of which transactions require approval and which do not.

4.2.	The approval process can involve significant time and effort. Responses to requests will be approved by Compliance on a best efforts basis and staff should allow up to 8 hours for responses.

4.3.	Where approval is required:

4.3.a.	If you wish to carry out a PAD, you must submit a personal trade request through MCO prior to placing any orders with any broker, market, any other person or system or similar.

4.3.b.	You will be required to confirm that you are not aware of any perceived, potential or actual conflicts of interest (or disclose of any especially if you are unsure).

4.3.c.	Compliance will review your request. As part their checks, Compliance may request further clarity or information from you or others depending on the nature of the request and who is making the request (e.g. because of your role – analyst vs trader vs marketer - or PAD history).

4.3.d.	Provided there are no apparent issues or concerns with the PAD request, and it has cleared Compliance’s checks (and the restrictions noted further below), your request will be approved.

4.3.e.	Compliance approval is valid for current and next business/trading day from the time shown on the approval email unless indicated otherwise. Exceptions will be only granted on a case by case basis – if you require more than the above time to carry out the PAD, please ensure you have notified Compliance at the time of the request.

4.4.	If you proceed with the PA request, you are required to upload a copy of the trade confirmation to MCO as soon as possible. If your account is connected via an automatic feed you will not be required to submit a trade conformation to MCO as this data will auto populate. If you do not proceed for any reason, please inform Compliance as well.

4.5.	Compliance reserves the right to refuse permission to trade without giving the reason for refusal. This is to prevent improper disclosure of information.

5.	Permitted and not permitted transactions

5.1.	The lists in section 5 are not exhaustive. If your PAD is in respect of an asset or transaction type not listed below, pre-approval must be sought from the Compliance Team. Please refer to the table in Section 8 for additional details.

5.2.	Where prior approval is required, RWC enforces a 90 day rule (the minimum holding period) - you cannot trade in the opposite view in the same name within any 90 day period (counted from the last transaction done). You must also factor the rule on a 30 day basis for any trades not requiring pre-approval into your PAD decisions. Additional details provided in Section below. Exceptions will rarely be considered.

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5.3.	For clarity, the Minimum Holding Period is calculated on a FIFO (First in first out) basis.

5.4.	PAD in the following investments is permitted only with prior approval from Compliance:

5.4.a.	Listed and unlisted corporate equity and debt (including private investments) not held in RWC funds and accounts

5.4.b.	Spot FX and forwards (speculative).

5.4.c.	Investments in non-retail funds e.g. hedge funds or funds generally not available to the public

5.4.d.	Listed derivatives on above equities

5.4.e.	Initial Public Offerings and Secondary Offerings

5.4.f.	All RWC mutual funds (even if inside an ISA)

5.4.g.	CFDs with the above equities as the underlying

5.4.h.	All private placements

5.4.i.	Any other instrument used to access the securities markets.

5.5.	PAD in the following investments is permitted without approval from Compliance:

5.5.a.	Spot fx for cash management purposes (and personal expenditure)

5.5.b.	Open ended funds available to the retail public (excluding RWC funds)

5.5.c.	Exchange Traded Funds (Including ETNs and ETCs))

5.5.d.	Government bonds of non-Emerging or Frontier markets governments more than 1 year maturity

5.5.e.	Physical commodities (such as gold bullion) or physical property

5.5.f.	Crypto currencies (provided this is not used as mechanism to circumvent any prohibited investment which would require prior approval)

5.5.g.	Mandatory corporate actions

5.5.h.	The PA deal is effected pursuant to an automatic investment plan;

5.5.i.	The PA deal is effected under a discretionary portfolio management services where there is no prior communication to the manager

5.5.j.	have no direct or indirect influence over the account transacting the securities

5.6.	For the avoidance of doubt, any insurance to cover or hedge against remuneration or performance related pay is strictly prohibited (regardless of Compliance approval):

5.7.	Trading within tax wrappers or pensions (such as ISAs, SIPPS, company pension plans, 401k plans) are not exempt from Compliance approval where applicable.

5.8.	For any other investment not listed above, please seek Compliance guidance first.

5.9.	Please also refer to the PAD restrictions below for any limitations or restrictions which must be taken into account.

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5.10.	PAD may not be permitted if you have not submitted your initial and periodic disclosures to Compliance, systematically do not provide timely trade confirmations as required, or breach the principles or written policy on a frequent basis.

5.11.	The use of stop losses is not permitted as these may be used to circumvent the 90 day minimum holding period.

5.12.	Employees may not enter into any wager or gaming contract (i.e. spread betting) the outcome of which is dependent on any financial index, security or investment.

5.13.	PAD is not permitted in the following circumstances (regardless of the type of instrument used to make the investment):

5.14.

5.14.a.	The issuer is on the restricted list

5.14.b.	The issuer of the security is held by RWC funds or managed accounts

5.14.c.	There is a conflict of interest

5.14.d.	There may be a perception of front running or conflict of interest

5.14.e.	The behaviour or activity may result in market abuse (regardless of intention)

5.14.f.	There is (or a perception of ) misuse of confidential or client information

5.14.g.	There are liquidity constraints/concerns (where a name is also held by a fund/client)

5.14.h.	The size of the PA is exceptionally large for the individual making the request and it may put them in a financially vulnerable position if there are losses.

5.15.	The above is non-exhaustive list. Each PAD request is reviewed on a case by case basis and therefore other considerations may be taken into account depending on the Firm’s activities at the time. For example, depending on the role you carry out at RWC and the team for which you work, you may be subject to enhanced PAD restrictions, of which you will be notified.

5.16.	In addition to the policy applying to yourself and Relevant Persons, you are also prohibited from advising or procuring another person from undertaking such transactions, or disclosing such information to another person (other than in the proper performance of your duties) that would lead them to engage in such transactions.

6.	Breach of Policy

6.1.	You should report any breach of the policy immediately to Compliance.

6.2.	RWC may take any action available to it for breach of this policy, particularly where such breach is considered deliberate, repeated or material. Such action may range from withdrawal of your ability to place PA deals () for a set period of time through to disciplinary action under the firm’s HR procedures.

7.	Record Keeping

7.1.	Compliance is responsible for maintaining the PAD register and associated records in an organised and secure manner. PAD records are maintained in the MCO system as well as the Compliance drive, access to which is restricted to members of the Compliance team. Details of PAD activity may also be shared with the CEO, COO, RWC Partners Limited board and regulators as and when needed.

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7.2.	Records are typically maintained in electronic form where possible and are retained for a minimum of 5 years (up to the end of the last calendar year).

8.	Pre-approval reference table

INSTRUMENT	PRE- CLEARANCE REQUIRED	NO TRADING 7 DAYS BEFORE / 7 DAYS AFTER FUND TRADES	LENGTH OF VALIDITY OF COMPLIANCE PRE- CLEARANCE	MINIMUM HOLDING PERDIOD	QUARTERLY TRANSACTION REPORTS	INITIAL/QUARTERLY HOLDINGS DISCLOSURES
Equities or Unit Trusts of issuers NOT held by RWC	P	P	Next business day	90 days	P	P

Limit orders	P	N/A	1 month	90 days	P	P
All other limit / stop loss orders	P	P	Next business	90 days	P	P
day

Warrants, Options & Futures	P	P	Next business	90 days	P	P
day

Alternative Funds (Hedge Funds, Private	P	P	Next business	90 days	P	P
investment funds, and investment			day

clubs;)
Private Equity and unlisted securities	P	P	Next business	90 days	P	P
day

Bonds, convertibles, debentures etc.	P	P	Next business	90 days	P	P
day

RWC sub-advised funds and RWC funds	P	N/A	Next business	30 days	P	P
day

Other third-party mutual funds	N/A	N/A	N/A	30 days	P	P

UK, EU and US Government Debt plus	N/A	N/A	N/A	N/A	N/A	N/A

Bankers Acceptances and CDs	N/A	N/A	N/A	N/A	N/A	N/A

Commercial Paper	N/A	N/A	N/A	N/A	N/A	N/A

FX and Crypto Currencies NOT for speculation (does not include personal cash transfer accounts)	N/A	N/A	N/A	N/A	P	P

Index / Interest Rate Futures and Options	N/A	N/A	N/A	N/A	P	P

Exchange Traded Funds (inc. ETF, ETC and Certificates)	N/A	N/A	N/A	30 days	P	P

Physical precious metals and commodities	N/A	N/A	N/A	30 days	P	P

Derivatives (inc. ETF, ETC and Certificates)	N/A	N/A	N/A	30 days	P	P